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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-1

 Certificate of Accounting of Securities and Similar Investments of a Management
  Investment Company in the Custody of Members of National Securties Exchanges

                   Pursuant to Rule 17f-1 [17 CRF 270.17f-1]

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1. Investment Company Act File Number: Date examination completed:

   811-08451                           July 21, 2004
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2. State Identification Number:
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AL             AK             AZ             AR             CA             CO
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CT             DE             DC             FL             GA             HI
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ID             IL             IN             IA             KS             KY
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LA             ME             MD             MA             MI             MN
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MS             MO             MT             NE             NV             NH
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NJ             NM             NY             NC             ND             OH
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OK             OR             PA             RI             SC             SD
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TN             TX             UT             VT             VA             WA
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WV             WI             WY             PUERTO RICO
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Other (specify):

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3. Exact name of investment company as specified in registration statement:

   Berthel SBIC, LLC
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4. Name under which business is conducted if different from above:


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5. Address of principal executive office (number, street, city, state, zip code):
   701 Tama Street, Marion, IA  52302
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INSTRUCTIONS

This Form must be completed by the investment companies that place or maintain securities or similar investments in the custody of a company that is a member of a national securities exchange.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-1 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company that is a member of a national securities exchange.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-1 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT